Exhibit 1.1

chinadotcom corporation

CDC Software Asia Pacific Subsidiary Attains Microsoft Gold Certified
Partner Status in Hong Kong

Hong Kong March 29, 2005 — CDC Software, a wholly-owned subsidiary and software unit of chinadotcom corporation (NASDAQ: CHINA; website: www.corp.china.com), a leading integrated enterprise software and mobile applications company in China and internationally, today announced that its Hong Kong subsidiary has attained Microsoft Gold Certified Partner status.

The Microsoft Partner Program is a world-wide program that recognizes Microsoft’s partners for their ability to drive business success for customers, by leveraging their technology skills in conjunction with Microsoft solutions. The Gold Certified Partner status is the highest level of accreditation granted in the Microsoft Partner Program.

Participation in the Microsoft Partnership Program allows access to resources to maintain technical expertise, market and sell solutions, and improve the ability to service customers. Microsoft Gold Certified Partners have access to a host of additional benefits including customer referrals through Microsoft’s solutions directory, priority participation in sales and marketing seminars as well as direct technical support from Microsoft.

James LaLonde, CEO of CDC Software, Asia Pacific, said, “Becoming a Microsoft Gold Certified Partner provides CDC Software with more opportunities to market and sell our solutions to both businesses in Hong Kong and across the South China border. Our plan is to expand our relationship with Microsoft by achieving Gold Certified Partner accreditation for all of our subsidiaries throughout the Asia Pacific region.”

CDC Software provides a range of business solutions built on top of Microsoft’s technology platforms, including Executive Suite, a fully integrated business and financial performance management software application; PowerHRP a comprehensive Human Resources and Payroll management application tailored for the Hong Kong and China markets; the iRenaissance suite of enterprise resource planning and supply chain management solutions that streamline operations for the process manufacturing industry, as well as Pivotal CRM, a customer relationship management product targeting the requirements of mid-sized enterprises.

Herman Lam, Director for Small and Midmarket Solutions and Partners at Microsoft (Hong Kong), said, “More than ever, small and medium businesses in Hong Kong are using technology to improve their efficiencies in order to compete at the global level. CDC Software’s solutions in business performance management and manufacturing process automation are especially well suited to addressing the needs of customers in this region.”

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About chinadotcom corporation

chinadotcom corporation (NASDAQ: CHINA; Website: www.corp.china.com) is a leading integrated enterprise software and mobile applications company focused on China and internationally. The company has over 1,800 employees with operations in over 14 countries.

CDC Software, a wholly owned subsidiary, is focused on providing Enterprise Resource Planning (“ERP”) software and solutions in China, as well as internationally. The company provides mission critical Supply Chain Management (“SCM”) software for multinationals and large enterprises. It also provides a comprehensive suite of Customer Relationship Management (“CRM”) products focused on mid-sized enterprises through its subsidiary Pivotal Corporation. It also owns Human Resource & Payroll (HRP) solutions, a comprehensive human resources management solutions for the Greater China market, and Executive Suite, a sophisticated Business Intelligence (“BI”) tool with advanced financial analytics functionality based on Microsoft technology. In addition, the company has established strategic partnerships with leading international software vendors to localize and resell their software products throughout the Asia Pacific region. It currently has over 3,500 enterprise customers in China and internationally.

For more information about chinadotcom corporation and CDC Software, please visit the website www.corp.china.com.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the ability of participation in the Microsoft Partner Program to drive business success for customers, improve the ability to service customers, and provide more opportunities to market and sell solutions, as well as statements relating to the plan to achieve Gold Certified Partner accreditation for all of CDC Software’s subsidiaries in the Asia Pacific region. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including the following: market conditions for the company’s enterprise software solutions in China, the ability of the company to leverage on the Microsoft Partnership Program to market its products and services, the need to develop, integrate and deploy applications to meet customer’s requirements, the possibility of development or deployment difficulties or delays, the dependence on customer satisfaction with the company’s enterprise software products, and the continued commitment of customers to deploy the solution. Further information on risks or other factors is detailed in filings or submissions with the United States Securities and Exchange Commission made by chinadotcom corporation, including its Annual Report for the year ended December 31, 2003 on Form 20-F/A filed on July 8, 2004. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

For further information, please contact:

Media Relations

Anne Yu
Tel: (852) 2237 7020
Fax: (852) 2571 0410
e-mail: anne.yu@hk.china.com

Investor Relations

Craig Celek, Vice President, Investor Relations
Tel: 1-212-661-2160
Fax: 1-973-591-9976
e-mail: craig.celek@hk.china.com

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